NAME OF REGISTRANT:
Franklin Floating Rate Trust
File No. 811-08271

EXHIBIT ITEM No. 77D(g): Policies with
respect to security investments

August 12, 1998 supplement to the
Registrant's prospectus:

020 STKP2


SUPPLEMENT DATED AUGUST 12, 1998
TO THE PROSPECTUS OF
FRANKLIN FLOATING RATE TRUST
dated April 1, 1998 as amended July 10,
1998

The prospectus is amended as follows:

I.	Each reference in the prospectus to
Corporate Loans and Corporate Debt
Securities of U.S. subsidiaries of
non-U.S. Borrowers is amended to include
Corporate Loan and Corporate Debt Securities of foreign Borrowers, as described in this supplement.

II. The section "U.S. SUBSIDIARIES OF
NON-U.S. BORROWERS," found under "What
Kinds of Securities Does the Fund
Purchase?", is replaced with the
following:

FOREIGN BORROWERS  The fund may invest
in Corporate Loans and Corporate Debt
Securities which are made to, or issued
by, foreign Borrowers. For purposes of
this prospectus, Corporate Loans and
Corporate Debt Securities of foreign
Borrowers include such loans or debt
securities that have one or more of the
following characteristics: (1) the
principal trading market of the loan or
security is in a foreign country; (2) at least 50% of the revenue of the Borrower is generated from goods produced or sold, investments made, or services performed in a foreign country; (3) the Borrower is organized under the laws of a foreign country; or (4) at least 50% of the assets of the Borrower are situated in a foreign country. The fund normally invests primarily in U.S.
Borrowers, but may invest up to 65% of
its assets in foreign Borrowers in
developed foreign countries. The fund
may from time to time invest in foreign
Borrowers in emerging market countries,
but currently does not intend to invest
more than 35% of its assets in foreign
Borrowers in emerging market countries.
The fund considers a country to be an
emerging market country if it is defined as a country with an emerging or developing economy by any one of the following: the International Bank for
Reconstruction and Development (commonly known as the World Bank), the International Finance Corporation, or the United Nations or its agencies or authorities.

Advisers will evaluate the
creditworthiness of foreign Borrowers by using the same analysis as it uses for U.S. Borrowers.

The fund will invest in Corporate Loans
and Corporate Debt Securities of foreign
Borrowers, provided that the loans and
securities are U.S. dollar-denominated,
or the fund uses a foreign currency swap for payments in U.S. dollars. U.S.
dollar-denominated loans and securities
are loans and securities for which the
fund pays in U.S. dollars and the
Borrower pays principal, interest,
dividends or distributions in U.S.
dollars. The fund may invest in a
Corporate Loan or Corporate Debt
Security that is not denominated in U.S.
dollars if the fund arranges for
payments in U.S. dollars by entering
into a foreign currency swap. See
"Foreign Currency Swaps."

Loans to, and securities issued by,
foreign Borrowers may involve risks not
typically involved in domestic
investments and loans to, and securities issued by, foreign Borrowers in emerging market countries involve additional risks. See "What Are the Risks of
Investing in the Fund? - Foreign
Investments."

III.	The section "FOREIGN INVESTMENTS,"
found under "What Are the Risks of
Investing in the Fund?", is replaced
with the following:

FOREIGN INVESTMENTS As noted above, the fund may invest in Corporate Loans and Corporate Debt Securities that are made to, or issued by, foreign Borrowers, provided that any such Borrower passes the same creditworthiness analysis that
Advisers uses for U.S. Borrowers and the loans and securities are U.S.
dollar-denominated, or the fund uses a
foreign currency swap for payments in U.S.
dollars. These obligations may involve
risks not typically involved in domestic investments and the risks can be significantly magnified for investments in foreign countries that are emerging market countries.

Currency fluctuations. To the extent the fund uses foreign currency swaps for Corporate Loans or Corporate Debt
Securities, transactions in foreign
securities may be conducted in local
currencies, so U.S. dollars must often
be exchanged for another currency when
an obligation is bought or sold or a
dividend is paid. Likewise, security
price quotations and total return
information reflect conversion into U.S.
dollars. Fluctuations in foreign
exchange rates can significantly increase or decrease the U.S. dollar value of a foreign investment, boosting or offsetting its local market return. Currency risk cannot be eliminated entirely.

Increased costs. It is more expensive
for the fund to purchase and sell
Corporate Loans and Corporate Debt
Securities in foreign markets than in
the U.S. markets. Investment companies,
such as the fund, offer an efficient way for individuals to invest abroad, but the overall expense ratios of international investment companies are usually higher than the overall expense ratios of investment companies that invest in U.S. obligations.

Political and economic factors. The
economies, markets, and political
structures of a number of the countries
in which the fund can invest do not
compare favorably with the U.S. and
other mature economies in terms of
wealth and stability. Therefore,
investments in these countries will
entail greater risk and may be subject
to erratic and abrupt price movements.
This is especially true for emerging
market countries.

Legal, regulatory, and operational.
Certain foreign countries may impose
restrictions on foreign investors, such
as the fund.  These restrictions may
take the form of prior governmental
approval, limits on the amount and type
of obligations held by foreigners, and
limits on the types of companies in
which foreigners may invest. Diplomatic developments could affect the fund's investments in these countries. In certain foreign countries, there is the possibility that the government or a government agency may take over the assets of the fund for political or economic reasons or impose taxation that is so heavy that it amounts to confiscation of the assets taxed.

Certain foreign countries lack uniform
accounting, auditing, and financial
reporting standards, have less
governmental supervision of financial
markets than in the United States, do
not honor legal rights enjoyed in the
United States, and have settlement
practices, such as delays, which could
subject the fund to risks not customary
in the United States. Information about
foreign Borrowers may differ from that
available for U.S. Borrowers, since
foreign companies are not generally
subject to uniform accounting, auditing
and financial reporting standards,
practices and requirements comparable to those applicable to U.S. Borrowers. In addition, the markets for Corporate
Loans and Corporate Debt Securities in
foreign countries have substantially
lower trading volumes than U.S. markets, resulting in less liquidity and more volatility than in the United States.

Pricing. Corporate Loans and Corporate
Debt Securities may be purchased or sold on days (such as Saturdays) when the fund does not account for their prices in calculating its Net Asset Value. As a result, the fund's Net Asset Value may change significantly on days when shareholders cannot purchase Common
Shares, or for repurchases of Common
Shares, between the date on which a
shareholder tenders Common Shares for
repurchase by the fund and the date on
which the repurchase price of the Common
Shares is determined. See "Periodic
Offers By the Fund to Repurchase Common
Shares From Shareholders."

Please keep this supplement for future
reference.